Exhibit 3

RESTATED CERTIFICATE OF INCORPORATION

OF

LOUISIANA-PACIFIC CORPORATION

It is hereby certified that:

The present name of the corporation is Louisiana-Pacific Corporation (hereinafter called “corporation”), which is the name under which the corporation was originally incorporated, and the date on which the corporation filed the original certificate of incorporation with the Secretary of State of the State of Delaware is July 20, 1972.

The provisions of the certificate of incorporation of the corporation as heretofore amended and/or supplemented are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Louisiana-Pacific Corporation, without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

The Board of Directors of the corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows.

FIRST:

The name of the corporation is Louisiana-Pacific Corporation.

SECOND:

The registered office of the corporation is to be located at 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware 19901.  The name of its registered agent at that address is the United States Corporation Company.

THIRD:

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the corporation shall have the following purposes, objects and powers:

The purchase and sale, at wholesale or retail, of timber and timber products, including hardwood, Douglas fir, cypress, pine and all other forms of timber, and of gypsum and gypsum products; the purchase, sale, development and dealing in timbered lands and other forms of real estate; the doing of a general import and export business in the handling of timber, timber products, gypsum and gypsum products, and all other forms of merchandise; the operation of sawmills, planing mills, dry kilns, veneer mills, plywood mills, pulp and paper mills, and other forms of manufacturing operations employed in the conversion of forest products and gypsum into manufactured materials of all kinds; the entering into and performance of contracts for the purchase and sale of timber, gypsum and timber and gypsum products; the operation of commissaries, stores or other business connected with or convenient to the doing of any and all of the businesses herein set forth; the operation of distribution yards, both wholesale and retail, and the buying, selling, leasing and otherwise dealing in lands, timber, lumber, gypsum and gypsum products, goods, wares, merchandise, machinery and equipment in any way connected with any of the above-mentioned activities; the buying, selling and dealing in any and all forms of real or personal property, as well as the doing of all other things in connection with the business to be conducted by the corporation that may be necessary, helpful or appropriate in any of the operations above referred to.

To purchase, manufacture, mine, compound, sell, import, export, exploit, refine, smelt, distill, treat, prepare, analyze, synthesize, produce, explore for, drill, remove and in every way deal in and with, natural gas, oils, petroleum products, coal, gypsum and other mineral products and chemicals of every kind, chemical materials, substances and products and by-products, including acids, alkalis and salts, their compounds and derivatives, and also derivatives, materials, products, substances and combinations produced or manufactured therefrom, including solids, liquids and gases of all kinds; to engage in the separation or reduction and treatment of solids, liquids and gases into their constituents; to produce, utilize and deal in and with chemical combinations of all kinds; to construct, erect, acquire, lease, hire, sell, dispose of, operate and use plants, machinery, equipment, apparatus, pipe lines and appliances of any and every kind for the production or manufacture of, solids, liquids, gases, chemical combinations, separations or reductions, and for the production and utilization of new substances, solids, liquids or gases, including containers and devices of all kinds for storing, transporting, using and vending the same, and also for the production, preparation, treatment, handling and utilization of gases and constituents of the air, liquids and solids for any mechanical, manufacturing, commercial or other trade or business use; to do all and everything necessary or incidental to the proper conduct of any such business, or of any other business or businesses directly or indirectly connected therewith, and to acquire, own, use, develop, sell, exploit and deal in processes, inventions, apparatus and machinery of any and every kind necessary or useful in connection with the foregoing business or any business allied thereto.

The conduct and operation of a general factorage, brokerage or agency business for the sale of land, timber, timber products, natural gas, oils, petroleum products, coal, gypsum and other mineral products and chemicals of every kind for others, either at wholesale or retail, upon a commission or brokerage basis or upon such other basis as may be approved by the directors of the corporation, and in connection with the operation of said business or any other business transacted by the corporation, the lending of money as advances or otherwise to any person, firm or corporation in connection with such brokerage, factorage or agency business, or any other business handled by the corporation, with such loans secured in any form that may be approved by the corporation.

To purchase, manufacture, produce, assemble, receive, lease or in any manner acquire, hold, own, use, operate, install, maintain, service, repair, process, alter, improve, import, export, sell, lease, assign, transfer and generally to trade and deal in and with raw materials, natural or manufactured articles or products, machinery, equipment, devices, systems, parts, supplies, apparatus, goods, wares, merchandise and personal property of every kind, nature or description, tangible or intangible, used or capable of being used for any purpose whatsoever; and to engage and participate in any mercantile, manufacturing or trading business of any kind or character.

To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge or otherwise dispose of or turn to account or deal with all or any part of the property of the corporation and from time to time to vary any investment or employment of capital of the corporation.

To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description, including contracts of guaranty and suretyship.

To lend money for its corporate purposes, invest and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds so loaned or invested.

To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.

To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, own, use, develop, operate and introduce and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trademarks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise.

To participate with others in any corporation, partnership, limited partnership, joint venture, or other association of any kind, or in any transaction, undertaking or arrangement which the participating corporation would have power to conduct by itself, whether or not such participation involves sharing or delegation of control with or to others; and to be an incorporator, promoter or manager of other corporations of any type or kind.

To pay pensions and establish and carry out pension, profit sharing, stock option, stock purchase, stock bonus, retirement, benefit, incentive and commission plans, trusts and provisions for any or all of its directors, officers and employees, and for any or all of the directors, officers and employees of its subsidiaries; and to provide insurance for its benefit on the life of any of its directors, officers or employees, or on the life of any stockholder for the purpose of acquiring at his death shares of its stock owned by such stockholders.

To acquire by purchase, subscription or otherwise, and to hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any such stock, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; and to guarantee the payment of dividends upon any stock, the principal or interest or both, of any bonds or other obligations, and the performance of any contracts.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized.

The business or purpose of the corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

The enumeration herein of the objects and purposes of the corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect, or impliedly by the reasonable construction of the said laws.

FOURTH:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 215,000,000 shares, consisting of 15,000,000 shares of Preferred Stock of the par value of $1 each (hereinafter called “Preferred Stock”), and 200,000,000 shares of common stock of the par value of $1 each (hereinafter called “Common Stock”).

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

1.             The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this certificate of incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

a.             The designation of and number of

shares constituting such series;

b.             The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;

c.             Whether the shares of such series shall be subject to redemption by the corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

d.             The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

e.             Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

f.              The extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise; provided, however, that in no event shall any holder of any series of Preferred Stock be entitled to more than one vote for each share of such Preferred Stock held by him;

g.             The restrictions, if any, on the issue or reissue of any additional Preferred Stock;

h.             The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the corporation.

2.             Except as otherwise required by law and

except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by law, the holders of Common Stock shall have all other rights of stockholders, including, but not by way of limitation:  (1) voting power for all purposes and the right to all notices of meetings or of other corporate actions, (2) the right to receive dividends when and as declared by the Board of Directors out of assets legally available therefor, and (3) in the event of any dissolution of, or distribution of assets of, the corporation, the right to receive all of the assets of the corporation remaining after payment to the holders of Preferred Stock of the specific amounts, if any, which they are entitled to receive.

On May 23, 1988, the Board of Directors duly adopted the following resolution, which resolution remains in full force and effect, creating a series of shares of Preferred Stock designated as Series A Junior Participating Cumulative Preferred Stock, $1 par value:

“RESOLVED that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), a series of the Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.  Designation and Amount.

The shares of such series shall be designated as Series A Junior Participating Cumulative Preferred Stock, $1 Par Value (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 1,000,000.

Section 2.  Dividends and Distributions.

(A)          The holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock of the par value of $1 per share (the “Common Stock”) of the Corporation and of any other junior stock which may be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, (i) quarterly dividends payable in cash on the first day of March, June, September and

December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $23.00 per share ($92.00 per annum), or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per share equal to 100 times the aggregate per share amount of all noncash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date since the first issuance of any share or fraction of a share of Series A Preferred Stock.  In the event the Corporation shall at any time after May 23, 1988, declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock are entitled under clauses (i)(b) or (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           The Corporation shall declare a mandatory dividend or distribution on the Series A Preferred Stock as provided in Section 2(A) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a mandatory dividend of $23.00 per share ($92.00 per annum) on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall cumulate but shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 30 days prior to the date fixed for the payment thereof.

Section 3.  Voting Rights.

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A)          Each share of Series A Preferred Stock shall entitle the holder thereof to one vote (and each one one-hundredth of a share of Series A Preferred Stock shall entitle the holder thereof to one one-hundredth of one vote) on all matters submitted to a vote of the stockholders of the Corporation.

(B)           Except as otherwise provided in the Certificate of Incorporation or herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(C)           In addition, the holders of shares of Series A Preferred Stock shall have the following special voting rights:

(i)  If and whenever accrued dividends on Series A Preferred Stock shall not have been paid or declared and a sum sufficient for the payment thereof set aside in an amount equivalent to six quarterly dividends on all shares of Series A Preferred Stock at the time outstanding, then and in each such event the holders of Series A Preferred Stock and each other series of Preferred Stock now or hereafter issued which shall be accorded such class voting right by the Board of

Directors and which shall have the right to elect two directors as the result of a prior or subsequent default in payment of dividends on such series (each such other series being hereinafter called “Other Series of Preferred Stock”), voting separately as a class without regard to series, shall be entitled to elect two directors, in addition to the directors to be elected by the holders of all shares of the Corporation entitled to vote for the election of directors, and the holders of all shares (including the Series A Preferred Stock) otherwise entitled to vote for directors, voting separately as a class, shall be entitled to elect the remaining members of the Board of Directors.

(ii)  Such special voting right of the holders of Series A Preferred Stock may be exercised until all dividends in default on the Series A Preferred Stock shall have been paid in full or declared and funds sufficient therefor set aside, and when so paid or provided for such special voting right of the holders of Series A Preferred Stock shall cease, but subject always to the same provisions for the vesting of such special voting rights in the case of any such future dividend default or defaults.

(iii)  At any time after such special voting rights shall have so vested in the holders of Series A Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of 10 percent or more in number of shares of Series A Preferred Stock and each Other Series of Preferred Stock then outstanding addressed to him at the principal executive office of the Corporation shall, call a special meeting of the holders of Preferred Stock so entitled to vote for the election of the directors to be elected by them as herein provided, to be held within 60 days after such call and at the place and upon the notice provided by law and in the bylaws for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of stockholders, and if in such case such special meeting is not called, the holders of Preferred Stock so entitled to vote shall be entitled to exercise the special voting rights provided in this Section 3(C) at such annual meeting.  If any such special meeting required to be called as above provided shall not be called by the Secretary within 30 days after receipt of any such request, then the holders of record of 10 percent or more in number of shares of Series A Preferred Stock and each Other Series of Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the expense of the Corporation, call such meeting to be held at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation.  No such special meeting and no adjournment thereof shall be held on a date later than 60 days before the annual meeting of the stockholders or a special meeting held in place thereof next succeeding the time when the holders of Series A Preferred Stock become entitled to elect directors as above provided.

(iv)  If, at any meeting so called or at any annual meeting held while the holders of shares of Series A Preferred Stock have the special voting rights provided for in this Section 3(C), the holders of not less than 33-1/3 percent of the then outstanding shares of Series A Preferred Stock and each Other Series of Preferred Stock are present in person or by proxy, which percentage shall be sufficient to constitute a quorum for the election of additional directors as herein provided, the then authorized number of directors of the Corporation shall automatically be increased by two, as of the time of such special meeting or the time of the first such annual meeting held while such holders have said special voting rights and such quorum is present, and the holders of the Series A Preferred Stock and each Other Series of Preferred Stock, voting as a class, shall be entitled to elect the additional directors so provided for.

(v)  Upon the election at such meeting by the holders of the shares of Series A Preferred Stock and each Other Series of Preferred Stock, voting as a class, of the two directors they are entitled so to elect, the persons so elected, together with such persons as may be or may have been elected as directors by the holders of all shares (including Series A Preferred Stock) otherwise entitled to vote for directors, shall constitute the duly elected directors of the Corporation.  The additional directors so elected by holders of Series A Preferred Stock and each Other Series of Preferred Stock, voting as a class, shall serve until the next annual meeting or until their respective successors shall be elected and qualified, and at each subsequent meeting of stockholders at which the directorship of any director elected by the vote of holders of Series A Preferred

Stock and each Other Series of Preferred Stock under the special voting rights set forth in this Section 3(C) is up for election said special voting rights shall apply in the reelection of such director or in the election of his successor; provided, however, that whenever the holders of Series A Preferred Stock and each Other Series of Preferred Stock shall be divested of the special rights to elect two directors as above provided, the terms of office of all persons elected as directors by the holders of Series A Preferred Stock and each Other Series of Preferred Stock, voting as a class, or elected to fill any vacancies resulting from the death, resignation, or removal of directors so elected by the holders of Series A Preferred Stock and each Other Series of Preferred Stock, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

(vi)  If, at any time after a special meeting of stockholders or an annual meeting of stockholders at which the holders of Series A Preferred Stock and each Other Series of Preferred Stock have elected additional directors as provided above, and while the holders of Series A Preferred Stock and each Other Series of Preferred Stock shall be entitled to elect two directors, the number of directors who have been elected by the holders of Series A Preferred Stock and each Other Series of Preferred Stock (or who by reason of one or more resignations, deaths or removals have succeeded any directors so elected) shall by reason of resignation, death or removal be less than two but at least one, the vacancy in the directors elected by the holders of the Series A Preferred Stock and each Other Series of Preferred Stock may be filled by the remaining director elected by such holders, and failing such election within 30 days after such vacancy arises, or if there shall not be incumbent at least one director elected by such holders, the Secretary of the Corporation may, and upon the written request of the holders of record of 10 percent or more in number of shares of Series A Preferred Stock and each Other Series of Preferred Stock then outstanding addressed to him at the principal office of the Corporation shall, call a special meeting of the holders of Preferred Stock so entitled to vote for an election to fill such vacancy or vacancies, to be held within 60 days after such call and at the place and upon the notice provided by law and in the bylaws for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of stockholders, and if in such case such special meeting is not called, the holders of Preferred Stock so entitled to vote shall be entitled to fill such vacancy or vacancies at such annual meeting.  If any such special meeting required to be called as above provided shall not be called by the Secretary within 30 days after receipt of any such request, then the holders of record of 10 percent or more in number of shares of Series A Preferred Stock and each Other Series of Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the expense of the Corporation, call such meeting to be held at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation; no such special meeting and no adjournment thereof shall be held on a date later than 60 days before the annual meeting of the stockholders or a special meeting held in place thereof next succeeding the time when the holders of Series A Preferred Stock and each Other Series of Preferred Stock become entitled to elect directors as above provided.

(D)          Nothing herein shall prevent the directors or Stockholders from taking any action to increase the number of authorized shares of Series A Preferred Stock, or increasing the number of authorized shares of Preferred Stock of the same class as the Series A Preferred Stock or the number of authorized shares of Common Stock, or changing the par value of the Common Stock or Preferred Stock, or issuing options, warrants, or rights to any class of stock of the Corporation as authorized by the Certificate of Incorporation now, or as it may hereafter be amended.

(E)           The provisions of this Section 3 shall govern the election of directors by holders of Series A Preferred Stock notwithstanding any provisions of the Certificate of Incorporation to the contrary, including, without limitation, the first sentence of section (4) of Article EIGHTH of the Certificate of Incorporation.

(F)           Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth in the Certificate of Incorporation or herein or by law) for taking any corporate action.

Section 4.  Certain Restrictions.

(A)          Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)  declare or pay dividends on, make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)  purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any share of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(A), purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares.

Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  The Corporation shall take all such action as is necessary so that all such shares shall after their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.  Liquidation, Dissolution or Winding Up.

Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the higher of (i) $1.00 per share ($.01 per one one-hundredth of a share), plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock; nor shall any distribution be made (B) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock are entitled under clause (A)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.  Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.  No Redemption.

The shares of Series A Preferred Stock shall not be redeemable.  Notwithstanding the foregoing, the Corporation may acquire shares of Series A Preferred Stock in any other manner permitted by law, the Certificate of Incorporation or herein.

Section 9.  Rank.

Unless otherwise provided in the Certificate of Incorporation or a Certificate of Designations relating to a subsequent series of Preferred Stock of the corporation, the Series A Preferred Stock shall rank junior to all other series of the  Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, and senior to the Common Stock of the Corporation.

Section 10.  Amendment.

The Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

Section 11.  Fractional Shares.

Series A Preferred Stock may be issued in

one-hundredths of a share or other fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.”

FIFTH:

The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

(1)           The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the Bylaws.  Election of directors need not be by ballot unless the Bylaws so provide.

(2)           The Board of Directors shall have power without the assent or vote of the stockholders to:

(a)  Make, alter, amend, change, add to or repeal the Bylaws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)  Determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(3)           The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4)           In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

SIXTH:

The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

SEVENTH:

A director of the corporation shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this Article SEVENTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders,  (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,  (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the General Corporation Law of the state of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of the foregoing provisions of the Article SEVENTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

EIGHTH:

Any merger, consolidation or recapitalization, or the sale or exchange of all or substantially all the assets, of the corporation, or any issuance of voting securities of the corporation (other than pursuant to employee benefit plans), shall require the affirmative vote of the holders of at least 75 percent of the outstanding common stock (“Common Stock”) of the corporation if a Person (as hereinafter defined) is then directly or indirectly the beneficial owner of 20 percent or more of the Common Stock; provided that such 75 percent voting requirement shall not be applicable with respect to any such transaction if:

(1)           Such Person acquired its Common Stock in a cash tender offer for all outstanding Common Stock; or

(2)           Such Person has no interest, direct or indirect, in such transaction other than solely as a holder of Common Stock so that such Person receives no extra or special benefit not shared on a pro rata basis by all holders of Common Stock; or

(3)           As a result of such transaction, the holders of Common Stock, other than such Person, will receive consideration for their Common Stock (in the same form and of the same kind as the consideration paid by such Person in acquiring the initial 20 percent of the Common Stock acquired by it) having a fair market value per share at least equal to the highest per share price (appropriately adjusted for stock splits, stock dividends and like distributions) paid by such Person for any shares of Common Stock acquired by it within the two-year period prior to such transaction; or

(4)           Such transaction was approved by two-thirds of the entire Board of Directors of the corporation.

For the purposes of this Article EIGHTH, the term (i) “Person” shall have the meaning given that term under Section 2(2) of the Securities Act of 1933 and Section 13(g)(3) of the Securities Exchange Act of 1934, as in effect on March 8, 1983, and (ii) “beneficial owner” shall have the meaning given that term under Rule 13d-3 of the general rules and regulations under the Securities Exchange Act of 1934, as in effect on March 8, 1983.

The Board of Directors of the corporation is expressly authorized to adopt, amend or repeal Bylaws of the corporation by a vote of two-thirds of the entire board, but the stockholders may adopt additional Bylaws and may amend or repeal Bylaws whether or not adopted by them provided that the affirmative vote of the holders of at least 75 percent of the Common Stock shall be required for any such adoption of additional Bylaws, amendment or repeal.

Any director or the entire Board of Directors of the

corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 75 percent of the Common Stock.  Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the corporation shall have the right, voting separately as a class, to elect one or more directors, the provisions of this paragraph shall not apply with respect to the director or directors elected by such holders of preferred stock.

No action required to be taken or which may be taken at any annual or special meeting of the stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

The affirmative vote of the holders of at least 75 percent of the Common Stock shall be required to amend or repeal this Article EIGHTH.

NINTH:

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TENTH:

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of restated

certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

Signed and attested to on July 26th, 1993.

s/Harry A. Merlo
Chairman and President

Attest:

s/Anton C. Kirchhof
Secretary